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                                                                     Exhibit 4.4

                                AMENDMENT TO THE
                        CHECKFREE CORPORATION 401(K) PLAN
                                       AND
                              PLAN MERGER AGREEMENT


         This Amendment to the CHECKFREE CORPORATION 401(K) PLAN is made and entered into on the 1st day of July, 1999, by and between CheckFree Holdings Corporation (hereinafter, the "Employer"), Mobius Group, Inc. (hereinafter, the "Merging Employer") and INSTITUTIONAL Trust Company (formerly INVESCO Trust Company) (hereinafter, the "Trustee").

         WHEREAS, the Employer established the Checkfree Corporation 401(k) Plan and Trust (hereinafter the "Receiving Plan") effective April 1, 1984, and most recently amended and restated said Receiving Plan effective July 1, 1997 by adopting the INVESCO Trust Company Master Plan and Trust Agreement; and

         WHEREAS, the Merging Employer established the Mobius Group, Inc. Profit Sharing Plan (hereinafter the "Merging Plan") effective January 1, 1990; and

         WHEREAS, the Employer and the Trustee of the Receiving Plan have specific authority under the Master Plan and Trust Agreement to enter into this Amendment to the Plan and Plan Merger Agreement; and

         WHEREAS, the Employer and the Merging Employer deem it is in the best interest of the participants and beneficiaries of the Receiving Plan or of the Merging Plan, as the case may be, to merge the two Plans effective July 1, 1999, with the Receiving Plan as the surviving Plan, and to accept the transfer of plan assets, or to transfer plan assets, as the case may be and as required by any such merger; and

         WHEREAS, the Employer desires to amend certain provisions of the Receiving Plan, and to reduce such amendments to writing.

         NOW, THEREFORE, the Employer, the Merging Employer and the Trustee do hereby agree as follows:

         (1) Section 1.29 of the Adoption Agreement of the Receiving Plan is hereby amended to credit service with Mobius Group, Inc. for all purposes of the Plan.

         (2) The Appendix to the Adoption Agreement, Section B - Additional Members of the Controlled Group, is hereby amended to add Mobius Group, Inc., EIN ___________, as a member of the controlled group, effective April 1, 1999.

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         (3) The attached Participant Agreement executed by Mobius Group, Inc.
as an adopting employer of the Receiving Plan is hereby incorporated as part of the Receiving Plan, effective April 1, 1999.

         (4) TRANSFER OF ASSETS. The Merging Plan shall transfer and assign directly to the Receiving Plan the "Merger Account" for each participant in the Merging Plan. The Merger Account is defined as the single sum value of the participant's accrued benefit under the Merging Plan determined in accordance with the provisions of the Merging Plan as of the date of transfer. In accordance with Regulations issued by the Treasury Department, the various contribution sources (e.g., employee pre-tax contributions, rollover contributions, employer matching contributions, etc.), and earnings thereon, in each participant's account shall remain separately identifiable at all times during the transfer of plan assets from the Merging Plan.

         (5) HQLDING AND INVESTMENT OF ASSETS. The Employer and the Trustee shall hold, invest, administer and distribute the assets transferred and assigned in accordance with the terms of the Receiving Plan, as amended herein and as may be amended from time to time.

         (6) PARTICIPANT ACCOUNTS. With respect to the account balances of the participants under the Merging Plan, the following conditions shall apply:

                  (a) The sum of the account balances of the participants under the Merging Plan and under the Receiving Plan immediately prior to the transfer and assignment shall equal the fair market value of the entire assets of the Receiving Plan immediately after the transfer and assignment;

                  (b) Immediately after the transfer and assignment, each participant shall have an account balance in the Receiving Plan equal to the sum of the Merger Account the participant had in the Merging Plan, if any, and the amount the participant had in the Receiving Plan, if any;

         (7) UPDATE OF PLAN. Any amendment and restatement of the Receiving Plan in order to bring the Plan into compliance with current legislation and regulations shall be made retroactively as prescribed by the regulations and shall be considered as having been made to the Merging Plan as of the date of the merger.

         (8) BINDING EFFECT. The terms and conditions of this Merger Agreement shall bind the Employer and the Trustee (and their successors) of the Receiving Plan and shall operate as if fully set forth within the Receiving Plan.

         (9) EFFECTIVE DATE. The effective date of this Agreement is July 1, 1999, unless otherwise specified herein, and the transfer and assignment of account balances in the Merging Plan to the Receiving Plan shall take place as of the effective date, or as soon thereafter as may be administratively feasible.


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                                 CHECKFREE HOLDINGS CORPORATION



                                 BY:/s/ Katy P. Owen
                                    --------------------------------------------

                                 Title:  Vice President, Compensation & Benefits


                                 MOBIUS GROUP, INC.


                                 BY:Robert L. Padgette
                                    --------------------------------------------

                                       Title: President


                                 INSTITUTIONAL TRUST COMPANY



                                 BY: R. Eric Starr
                                    --------------------------------------------

                                      Title:  Trust Officer


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